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                                                                     EXHIBIT 8.2

                [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                                July 10, 1997


Bankers Trust New York Corporation
One Bankers Trust Plaza
130 Liberty Street
New York, New York 10006

Ladies/Gentlemen:

        We have acted as special counsel to Bankers Trust New York Corporation, a New York corporation ("BTNY"), in connection with the proposed merger (the "Merger") of Alex. Brown Incorporated, a Maryland corporation ("Alex. Brown"), with and into Voyager Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of BTNY ("BTNY Sub"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of April 6, 1997, by and among BTNY, BTNY Sub and Alex. Brown (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

        For purposes of the opinion set forth below, we have relied, with the consent of BTNY and the consent of Alex. Brown, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of BTNY and Alex. Brown (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that


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Bankers Trust New York Corporation

July 10, 1997
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such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement - Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

        We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the States of Maryland and Delaware.

        Based upon the subject to the foregoing, the discussion contained in the Proxy Statement under the caption "THE MERGER -- Certain Federal Income Tax Consequences", except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "SUMMARY -- Certain Federal Income Tax Consequences", under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,


                                        /s/ Wachtell, Lipton, Rosen & Katz